Exhibit 3.22

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MI SERVICER GP, LLC

Dated as of March 23, 2012

THE INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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Section 31.	Counterparts	12

Section 32.	Notices	12

Section 33.	Binding Agreement	13

Section 34.	Effectiveness	13

SCHEDULE A — Definitions

SCHEDULE B — Members and Member Interests

SCHEDULE C — Managers

SCHEDULE D — Officers

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This Second Amended and Restated Limited Liability Company Agreement (together with the schedules and exhibits attached hereto, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of MI Servicer GP, LLC, a Delaware limited liability company (the “Company”), dated and effective as of March 23, 2012, is entered into by MI Servicer HC, LLC, a Delaware limited liability company (“MI Servicer HC”), as the sole Member (together with any other Member admitted to the Company in accordance with Section 23 hereof from time to time, the “Members” and each, a “Member”).  Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule A hereto.

W I T N E S S E T H:

WHEREAS, MI Servicer HC previously entered into (i) the Limited Liability Company Agreement, dated as of January 19, 2007, of the Company, as the sole member of the Company, and (ii) the Amended and Restated Limited Liability Company Agreement, dated as of August 8, 2007 (the “Existing Agreement”), of the Company, by and between MI Servicer HC as the Class A Member (as such term is defined in the Existing Agreement) of the Company and GSS MI Servicer GP, Inc., as the Class B Member (as such term is defined in the Existing Agreement);

WHEREAS, Section 30 of the Existing Agreement permits the Existing Agreement to be amended and restated by MI Servicer HC in its capacity as the Class A Member subject to the satisfaction of the conditions set forth therein;

WHEREAS, the Member desires to (i) amend and restate the Existing Agreement to modify the terms and provisions of the Existing Agreement and (ii) give effect to such other terms and provisions as are set forth in this Agreement pursuant to Section 30 of the Existing Agreement; and

WHEREAS, GSS MI Servicer GP, Inc., in its capacity as the Class B Member (as such term is defined in the Existing Agreement) under the Existing Agreement has provided its written consent to the amendment and restatement of the Existing Agreement in the manner provided in this Agreement pursuant to Section 30 of the Existing Agreement;

WHEREAS, the other conditions to the amendment and restatement of the Existing Agreement set forth in Section 30 of the Existing Agreement shall be satisfied on or prior to the date hereof.

NOW, THEREFORE, for and in consideration of the premises and the covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Member hereby agrees to continue the Company as a limited liability company pursuant to and in accordance with the Delaware

Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and to amend and restate the Existing Agreement in its entirety as follows:

Section 1.          Organization and Name.  The Company was organized as a limited liability company pursuant to Section 18-201 of the Act by the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on January 12, 2007.  The name of the limited liability company is MI Servicer GP, LLC.

Section 2.          Principal Business Office.  The principal business office of the Company shall be located at 2350 Valley View Lane, Suite 100, Dallas, Texas 75234 or such other location as may hereafter be determined by the Member.

Section 3.          Registered Office.  The address of the registered office of the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 4.          Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 5.          Members and Member Interests.

(a)           Member Address.  The mailing address of the Member as of the date of the Agreement is set forth on Schedule B attached hereto.

(b)           Uncertificated Interests.  All Member interests in the Company shall be uncertificated.

(c)           Quorum; Acts of Members.  At all meetings of Members, Persons holding a majority of the Member interests shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Member interests present at any meeting of Members shall be the act of the Members.  If a quorum shall not be present at any meeting of Members, a majority of the Members present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of Members may be taken without a meeting if all Members consent thereto in writing.

Section 6.          Certificate of Formation; Existence.

(a)           Certificate of Formation.  The filing of the Certificate of Formation with the Secretary of State of the State of Delaware on January 12, 2007 is hereby ratified and confirmed in all respects.  Each Member, each Manager (as defined below) and each Officer is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business or obtain any licenses necessary or advisable in any other jurisdiction in which the Company may wish to conduct business and all such filings made prior to the date hereof are hereby ratified.

(b)           Existence.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.          Purposes.

(a)           The purpose of the Company shall be engaging or participating in any lawful acts or activities in which a limited liability company organized under the Act may engage or participate and any other acts or activity incidental to the foregoing.

Section 8.          Company Powers.  The Company shall have all of the powers and rights conferred upon limited liability companies formed pursuant to the Act necessary, convenient or incidental to accomplish the purposes of the Company set forth in Section 7.

Section 9.          Management.

(a)           Board of Managers.  The business and affairs of the Company shall be managed by or under the direction of a Board of Managers.  The Board of Managers shall comprise one or more unrestricted Managers. The Members may determine at any time, in its sole and absolute discretion, the number of Managers to constitute the Board of Managers.  The authorized number of Managers may be increased or decreased by the Members at any time in its sole and absolute discretion, upon notice to all Managers, and, subject in all cases, to the requirements of this Section 9(a).  The initial number of Managers shall be three (3).  Each Manager elected, designated or appointed by the Members shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. A Manager need not be a Member of the Company.  The initial Managers designated by the Member are listed on Schedule C attached hereto.

(b)           Powers of the Board of Managers.  The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, and to bind the Company.

(c)           Meetings of the Board of Managers.  The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall from time to time be determined by the Board of Managers.  Special meetings of the Board of Managers may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication.

(d)           Quorum; Acts of the Board of Managers.  Except as otherwise provided in any other provision of this Agreement, at all meetings of the Board of Managers or any committee thereof, a majority of the Managers or members of such committee, as applicable, shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement,) the act of a majority of the Managers present at any meeting of the Board of Managers or any committee thereof at which there is a quorum shall be the act of the Board of Managers or such committee, as applicable.  If a quorum shall not be present at any meeting of the Board of Managers or any committee thereof, a majority of the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if all Managers or committee members, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or applicable committee, as the case may be.

(e)           Electronic Communications.  Managers may participate in meetings of the Board of Managers or any committee of which they are members by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all participants are participating in a meeting by telephone conference or similar communications equipment, such meeting shall be deemed to have been held at the principal place of business of the Company.

(f)            Committees of Managers.

(i)            The Board of Managers, by resolution passed by a majority of the Managers, may designate one or more committees, each such committee to consist of one or more Managers and may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified regular members of such committee at any meeting of the committee.

(ii)           In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

(iii)          Any such committee, to the extent provided in a resolution of the Board of Managers, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Managers.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required.

(g)           Compensation of Managers; Expenses.  The Board of Managers shall have the authority to fix the compensation of Managers.  The Managers may be paid their expenses, if any, of attendance at meetings of the Board of Managers, which may be a fixed sum for attendance at each meeting of the Board of Managers or a stated salary as Manager.  No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)           Removal of Managers.  Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Members, and any vacancy caused by any such removal or expulsion may be filled by action of the Members.

(i)            Managers as Agents.  To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with the powers set forth in this Agreement shall bind the Company.

The failure of the Company, or the Members or the Board of Managers on behalf of the Company, to comply with the foregoing covenants or any other covenants set forth herein, shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or Managers.

Section 10.        Reserved.

Section 11.        Officers.

(a)           Officers.  The Officers of the Company may consist of a President, Secretary, Treasurer and one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same Person and any such Person may also be a Member or a Manager of the Company. Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Operating Committee.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Operating Committee.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Operating Committee.  The Officers of the Company on the date hereof shall be as set forth on Schedule D attached hereto.

(b)           President and Vice Presidents.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board of Managers and the Operating Committee and shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers and the Operating Committee, shall have general charge and supervision of the business of the Company.  The President or any other Officer authorized by the President, the Board of Managers or the Operating Committee shall execute all bonds, mortgages and other contracts on the Company’s behalf, except (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b), (ii) where signing and execution thereof shall be expressly delegated by the Board of Managers or the Operating Committee to some other Officer or agent of the Company and (iii) as otherwise permitted by Section 11(c).  Any Vice Presidents of the Company shall have duties as shall be designated from time to time by the Board of Managers or the Operating Committee or the President.

(c)           Secretary and Assistant Secretaries.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary or Assistant Secretary shall attend all meetings of the Board of Managers and the Operating Committee and record all the proceedings of the meetings of the Company, the Board of Managers and the Operating Committee in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, and special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers, the Operating Committee or the President, under whose supervision the Secretary shall serve.  The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Operating Committee or the President.  Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Operating Committee or the President.

(d)           Treasurer and Assistant Treasurers.  Unless the Board of Managers otherwise specifies, the Treasurer shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers and shall have such other duties and powers as may be designated from time to time by the Board of Managers or the President. Any Assistant Treasurers of the Company shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Operating Committee or the President.

(e)           Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Managers or the Operating Committee not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(f)            Fiduciary Duties of Managers and Officers.  Except to the extent otherwise provided herein, each Manager and Officer shall have a fiduciary duty of loyalty and care identical to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware, as amended.

Section 12.        Limited Liability.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

Section 13.        Capital Contributions. The initial Member made initial capital contributions to the Company in the amounts as listed on Schedule B attached hereto. A record of any capital contributions in addition to those listed on Schedule B is maintained on the books of account and records of the Company. No Member shall be required or permitted to make any capital contributions to the Company.

Section 14.        Additional Contributions.  No Member is required to make any additional capital contribution to the Company. However, Members may make additional capital contributions to the Company at any time if, and on terms approved by, all of the Members.  A record of any additional capital contributions shall be maintained on the books of account and records of the Company.  The provisions of this Agreement, including this Section 14, are intended to benefit the Members to the fullest extent permitted by law, and shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.        Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Members.

Section 16.        Distributions.  Distributions shall be made, from time to time, to the Members at the times and in the aggregate amounts determined by the Board of Managers or the Operating Committee and may be made pursuant to a standing resolution of the Board of Managers or the Operating Committee.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interests in the Company if such distribution would violate the Act (including Section 18-607 of the Act) or any other applicable law.

Section 17.        Fiscal Year; Books and Records.

(a)           Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year unless the Member otherwise determines.  The Member shall give prompt written notice of any change to the Fiscal Year to the Board of Managers.  The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

(b)           Books and Records.  The Company shall keep complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Board of Managers or any Officer designated by the Board of Managers.  The Members and their duly authorized representatives shall have the right to examine the Company’s books, records and documents during normal business hours.  The Company shall not have the right to keep confidential from the Members any information that the Board of Managers would otherwise be permitted to be kept confidential from the Members pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Members.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Members.

Section 18.        Tax Classification.  The Members intend that the Company be treated for United States federal tax purposes as a disregarded entity pursuant to United States Treasury Regulations § 301.7701-2(c)(2), and neither the Company nor the Members shall take any action or position for any purpose that is inconsistent with such intent.

Section 19.        Other Business.  Any Member or Manager may engage in or possess an interest in other business ventures of any kind and description, independently or with others, including any business venture that may compete with the business of the Company, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.  To the fullest extent permitted by law, no Member or Manager that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty hereunder to communicate or offer such opportunity to the Company; provided, however, that if such Member or Manager is a party to one or more other agreements that impose such duties, this Section 19 shall not relieve such Member or Manager of its obligations thereunder.  No amendment or repeal of this Section 19 shall apply to or have any effect on the liability or alleged liability of any Member or Manager for or with respect to any opportunities of which such Member or Manager becomes aware prior to such amendment or repeal.

Section 20.        Exculpation and Indemnification.

(a)           General.

(i)            To the fullest extent permitted by law, none of the Members,  Managers, Officers, employees, representatives, advisors or agents of the Company, nor any member, shareholder, partner, manager, director, officer, employee, representative, agent or Affiliate of any such Person (each a “Indemnified Person” and collectively, the “Indemnified Persons”) shall be liable to the Company or any other Person that is a party to, or is otherwise bound by, this Agreement for any Damages incurred by reason of any act or omission performed or omitted by such Indemnified Person arising out of or in connection with the management or conduct of the business and affairs of the Company, except that an Indemnified Person shall be liable for any such Damages to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction, to have been primarily caused by the gross negligence, willful misconduct, or bad faith of such Indemnified Person claiming exculpation or the willful violations of the express provisions hereof by such Indemnified Person.

(ii)           To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless each Indemnified Person for any liability, loss, damage or claim incurred by such Indemnified Person, including attorney’s fees and costs and any amounts expended in the settlement of any such claims of liability, loss, damage or claim by reason of any act or omission performed or omitted by such Indemnified Person in connection with the business of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s bad faith, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.  The Company may pay for insurance covering its liability to the Indemnified Persons.

(iii)          To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 20.

(iv)          An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(v)           Reserved

(vi)          To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Person, such Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnified Person, except that such Indemnified Person shall not be exculpated from any such liability incurred by reason of such Indemnified Person’s gross negligence, bad faith or willful misconduct.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person to the Company or its members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

(b)           Survival.  The foregoing provisions of this Section 20 shall survive the resignation, removal or termination of any Indemnified Person hereunder or any termination of this Agreement.

Section 21.        Registration and Transfers.

(a)           General.  Any Member may sell, assign, pledge, hypothecate or otherwise transfer, in whole or in part, its Member interest in the Company, or take or omit to take any action, filing, election, or other action that could result in a deemed sale, assignment, encumbrance, transfer, or other disposition.

(b)           Assignment.  A Member may sell all or a portion of its limited liability company interest in the Company to another Person and such other Person shall be admitted to the Company as a Member of the Company, if and only if such transferee (i) executes an instrument signifying its agreement to be bound by the terms and conditions of this Agreement in form and substance satisfactory to the Company (which instrument may be a counterpart signature page to this Agreement) and (ii) delivers to the Company an opinion of counsel satisfactory to the Company that no registration under the Securities Act or registration or qualification under the securities laws of any state shall be required and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(c)           Pledge.  If a Member pledges all or a portion of its limited liability company interest in the Company pursuant to this Section 21(c), the pledgee (or any assignee of the pledgee) shall not be admitted to the Company as a Member of the Company unless such pledgee exercises the rights of a secured creditor in accordance with (i) the relevant documents governing the applicable secured obligations and (ii) applicable law (the exercise of such rights pursuant to clauses (i) and (ii) of this subsection (c), “Foreclosure”).  Following a Foreclosure, such pledgee or a transferee of such pledgee, upon satisfaction of the requirements of clauses (i) and (ii) of subsection (b) of this Section 21, shall be admitted to the Company as a Member of the Company and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

(d)           Member Register.  The Company shall maintain a register in which, subject to such reasonable regulations as it may prescribe, the registration of Member interests (including the name of each Member and the percentage of aggregate Member interests held by such Member), and the transfers thereof (including pledges in respect of which the Company has received written notice executed by the Member granting such pledge) shall be recorded.

Section 22.        Resignation of Members. Any Member may resign and terminate its continued membership in the Company at its own absolute discretion.

Section 23.        Admission of Additional Members.  One or more additional Members of the Company may be admitted to the Company with the unanimous written consent of the Members

(or the personal representative of the last remaining Member when such Member is no longer a member of the Company).

Section 24.        Dissolution, Winding-Up and Termination; Continuation.

(a)           Dissolution. The Company shall be dissolved, and its affairs shall be wound up, upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership in the Company of the last remaining Member of the Company, unless the Company is continued without dissolution in a manner permitted by law or this Agreement; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) a written agreement executed and delivered by each of the Members authorizing the dissolution of the Company. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon the resignation of the Member and the admission of an additional Member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative (as such term is defined in the Act) of such Member is hereby authorized and directed, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, to agree in writing (i) to continue the Company and (ii) to its admission, or the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(b)           Continuation.  The events set forth in Section 24(a) shall be the only events that shall cause the dissolution of the Company. Notwithstanding any other provision of this Agreement, (i) the bankruptcy, insolvency, receivership, or other similar event or proceeding shall not cause a Member to cease to be a Member of the Company and, except as provided in Section 24(a) of this Agreement, (ii) the withdrawal of any Member shall not constitute a dissolution of the Company; and upon the occurrence of either event set forth in the foregoing clause (i) or, except as provided in Section 24(a), the foregoing clause (ii), the business of the Company shall continue without dissolution.

(c)           Winding-Up.  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           Termination.  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.        Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  No Member shall have any interest in any specific assets of the Company.  Each Member interest in the Company is personal property of the Member holding such Member interest.

Section 26.        Benefits of Agreement; No Third-Party Rights.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Indemnified Persons) or by any creditor of any Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Indemnified Persons and except as provided in Section 33).

Section 27.        Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of, or affect, those portions of this Agreement that are valid, enforceable and legal.

Section 28.        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict or choice of law principles that would cause the application of the internal laws of any other jurisdiction), and all rights and remedies shall be governed by said laws.

Section 30.        Amendments.  This Agreement may be modified, altered, supplemented or amended only pursuant to a written agreement executed and delivered by each of the Members.

Section 31.        Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means of transmission), each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32.        Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of a Member, to such Member at its address as listed on the records of the Company and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 33.        Binding Agreement. Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of such Member, and is enforceable against such Member in accordance with its terms.

Section 34.        Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of March 23, 2012.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER:

MI SERVICER HC, LLC

By:	/s/ Michael R. Meyers
	Name:	Michael R. Meyers
	Title:	Vice President

[Second Amended and Restated LLC Agreement of MI Servicer GP, LLC]

SCHEDULE A

Definitions

A.            Definitions.  When used in this Agreement, the following terms shall have the following meanings:

“Act” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules and exhibits attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Board of Managers” means the Board of Managers of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on January 12, 2007, as the same may be amended, supplemented or otherwise modified from time to time.

“Company” means MI Servicer GP, LLC, a Delaware limited liability company.

“Conveyed Servicer Assets” has the meaning specified in Section 2.1(a) of the Servicer Contribution Agreement.

“Damages” means for any expenses, claims, damages, liabilities and losses (including, without limitation, judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys’ fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission), whether pending or merely threatened, whether or not such indemnifying or exculpated Person, as applicable, is or may be a party thereto, including interest on any of the foregoing.

“Foreclosure” has the meaning set forth in Section 21(c) of this Agreement.

“Indemnified Persons” has the meaning set forth in Section 20(a) of this Agreement.

“Managers” means the Persons appointed as Managers from time to time by the Members who have accepted such appointment.  Each Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” has the meaning set forth in the preamble to this Agreement.

“Officer” means an officer of the Company described in Section 11 of this Agreement.

“Opinion of Counsel” means a written opinion of counsel.

“Person” means any legal person, including any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Servicer Contribution Agreement” means the Servicer Contribution Agreement, dated as of August 6, 2007, between Monitronics International, Inc. and Monitronics Security LP.

B.            Rules of Construction.  Unless the context otherwise clearly requires in this Agreement:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (f) any reference to any law shall include all statutory and regulatory rules, regulations and other provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (g) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; (h) all references in this instrument to designated “Articles,” “Sections,” “subsections,” “clauses” and other subdivisions are to the designated Articles, Sections, subsections, clauses and other subdivisions of this instrument as originally executed, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision;  (i) all accounting terms not otherwise defined herein shall be construed in accordance with generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time; (j) “day” shall mean a calendar day and (k) terms defined in the Uniform Commercial Code and not otherwise defined in this Agreement shall have the meanings assigned to such terms under the Uniform Commercial Code of the applicable jurisdiction.

SCHEDULE B

Member and Member Interests

Name	Mailing Address	Capital Contributions		Membership Interest
MI Servicer HC, LLC	2350 Valley View Lane, Suite 100, Dallas, Texas 75234	January 19, 2007	$1000	100%
		August 8, 2007	0.05% of the fair market value of the Conveyed Servicer Assets

SCHEDULE C

Managers

1.                                      Michael R. Haislip

2.                                      Michael R. Meyers

3.                                      Stephen M. Hedrick

SCHEDULE D

Officers

Name	Title
Michael R. Haislip	President
Michael R. Meyers	Vice President, Secretary and Treasurer
Stephen M. Hedrick	Vice President, Assistant Secretary and Assistant Treasurer
Robert N. Sherman	Vice President